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                                                                  NEWS RELEASE
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800 Cabin Hill Drive, Greensburg, PA 15601-1689


Media contact:                           Investor contact:
Fred Solomon                             Max Kuniansky
Manager, Corporate Communications        Executive Director, Investor Relations
Phone: (724) 838-6650                      and Corporate Communications
Media Hotline: (888) 233-3583            Phone: (724) 838-6895
E-mail: fsolomo@alleghenyenergy.com      E-mail: mkunian@alleghenyenergy.com



                             FOR IMMEDIATE RELEASE

                           Allegheny Energy Announces
                Results of Tender Offer and Consent Solicitation

GREENSBURG, Pa., April 21, 2005 - Allegheny Energy, Inc. (NYSE: AYE) today announced that holders of $295.0 million (98.3 percent) of Allegheny Capital Trust I's 117/8% Mandatorily Convertible Trust Preferred Securities have accepted the company's previously announced tender offer and consent solicitation. The securities originally were due in 2008 and had $300 million outstanding.

"This successful transaction is another significant step in strengthening Allegheny Energy's financial condition," said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. "It brings us one step closer to achieving a 30 percent equity ratio and improves our credit profile."

The tender offer expired at midnight yesterday. Under the terms of the offer, Allegheny offered holders of the securities 83.33 shares of Allegheny Energy common stock and $160.00 in cash per $1,000.00 liquidation amount. The company accepted all validly tendered securities and will promptly issue an aggregate of 24.6 million shares of common stock and $47.2 million in cash to the holders of the tendered securities. After the transaction, Allegheny will have approximately 162.1 million shares of common stock outstanding. In addition, the proposed amendments to the indenture governing Allegheny Energy's 117/8% notes due 2008 will become effective.

Allegheny Energy
----------------

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements
--------------------------

In addition to historical information, this release contains a number of "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy's distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy's competitors; changes in the weather and other natural phenomena; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy's reports filed with the Securities and Exchange Commission.




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